Release: Immediate September 15, 2016

Guido De Ciccio, Senior Vice-President, Operation Western Region, retires from CP

Calgary, AB – Canadian Pacific (TSX: CP) (NYSE: CP) today announced that Guido De Ciccio, Senior Vice-President, Operations Western Region, is retiring from CP after four decades of dedicated service.
“After 40 excellent years with the company, it is time to embrace the next phase of my life and make way for the next generation of railroaders at CP,” De Ciccio said. “CP has transformed for the better under the leadership of Hunter Harrison and I am grateful for his mentorship. While I am excited about the future, I will always look back on my time at CP with great fondness and appreciation.”

De Ciccio joined CP in May, 1976, first working as a labourer in the Montreal operations. Prior to becoming SVP Operations Western Region, De Ciccio served as General Manager East, Assistant Vice-President East, and Vice-President CP.

“I congratulate Guido on his 40 years of loyal service and thank him for his leadership and extraordinary commitment to CP,” said CP CEO E. Hunter Harrison. “I also thank Guido for his friendship; it was a unique pleasure to work alongside a railroader with a vintage in the industry close to mine and I wish him well in all his future endeavours.”

Taking on De Ciccio’s day-to-day responsibilities is Mark Redd. Redd joined CP in October 2013 and has worked as General Manager Operations U.S. West, General Manager Operations Central Division, and was appointed to Vice-President Operations West Region in April of this year. Prior to joining CP, Redd had more than 20 years at Kansas City Southern Railway.
“Since the day I arrived at CP, I have enjoyed a strong working relationship and personal friendship with Guido,” said Keith Creel, CP’s President and Chief Operating Officer. “His passion and enthusiasm for railroading was infectious. While he will be sorely missed, we are delighted to give Mark an opportunity to step up and continue to deliver superior service for our customers, employees and shareholders.”

About Canadian Pacific
Canadian Pacific (TSX:CP)(NYSE:CP) is a transcontinental railway in Canada and the United States with direct links to eight major ports, including Vancouver and Montreal, providing North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpr.ca to see the rail advantages of CP.

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